Exhibit 99.1

ANCHOR BANCORP

Contact: Jerald L. Shaw, President Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP ANNOUNCES THIRD QUARTER RESULTS

Lacey, WA (May 2, 2011) – Anchor Bancorp (NASDAQ:GS – ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today announced results for the nine months ended March 31, 2011.  For the quarter ended March 31, 2011, the Company reported a net loss of $3.4 million, or $1.36 per diluted share, compared to a net loss of $326,000 for the same period a year ago.  Net loss for the nine months ended March 31, 2011 was $4.1 million compared to net income of $1.5 million for the comparable period in 2010. The Company completed its initial public offering on January 25, 2011 with the issuance of 2,550,000 shares of its common stock which generated net proceeds of $23.2 million.  Therefore, operating results before that date pertain to the Bank only.

Jerald L. Shaw, President and Chief Executive Officer stated, "Results for the quarter and year to date were disappointing, primarily because of problems with one large credit relationship together with groups of smaller loans, which reflects continuing challenges in the economy in our market areas and the downward pressures on home sales and prices.  As a result, we continue to anticipate that we will be working through our non-performing assets and that loan production will remain below historical levels until economic conditions stabilize.  There are, however, some positive signs in the local and regional economies, which lead us to be optimistic about the future."

Results of operations

Net interest income. Net interest income before the provision for loan losses remained relatively unchanged at $4.5 million, compared to the same quarter of the prior year. Net interest income before provision for loan losses for the nine months ended March 31, 2011, increased $234,000 or 1.8% to $13.5 million, from $13.3 million from the prior year.

The Company’s net interest margin increased 54 basis points to 3.87% for the quarter ended March 31, 2011, from 3.33% for the comparable quarter ended March 31, 2010.  Net interest margin increased due to net interest income remaining relatively unchanged between quarters, the Company’s cost of interest-bearing liabilities declined to 1.65% in the quarter ended March 31, 2011, compared to 2.71% in the comparable quarter in 2010. For the nine months ended March 31, 2011, the Company’s net interest margin was 3.77% compared to 4.30% for the nine months ended March 31, 2010.

Provision for loan losses. A provision for loan losses of $3.6 million was recorded for the quarter ended March 31, 2011 compared to $666,000 for the same period of the prior year. The provision recorded during the third quarter of fiscal 2011 was primarily a result of the continued weakness in employment within Anchor’s primary market areas affecting the single family, home equity and consumer loan portfolios. During the quarter, $6.2 million of loans specifically allowed for in the prior quarter were charged off as confirmed losses against the allowance for loan losses.  Included in the $6.2 million is one large credit relationship for $4.2 million that, as previously disclosed, was classified as Substandard at December 31, 2010 and that experienced further deterioration during the quarter ended March 31, 2011.

Noninterest income. Noninterest income decreased $288,000, or 19.0%, to $1.2 million for the quarter ended March 31, 2011, compared to $1.5 million for the same quarter a year ago.  The decrease was primarily the result of a decrease in deposit service fees of $129,000 due to the closures of two in-store Wal-Mart  branches, a decrease in ATM fee income and an $81,000 decrease in the amount of gain on the sale of loans as a result of a lower volume of loans originated that are typically sold into the secondary market. Noninterest income for the nine months ended

Anchor Bancorp
May 2, 2011

March 31, 2011, decreased $771,000, or 14.8%, to $4.4 million compared to $5.2 million for the same period of the prior year.

Noninterest expense. Noninterest expense for the quarter ended March 31, 2011, decreased $238,000, or 4.2%, to $5.5 million from $5.7 million for the comparable period a year earlier. The decrease in noninterest expense for the quarter was due to the branch closures, a decrease in compensation expense of $140,000, a decrease in general and administrative expense of $115,000 and a decrease in deposit services expense of $60,000. The decreases in noninterest expense for the quarter were offset by an increase in real estate owned impairment of $148,000.  Noninterest expense for the nine months ended March 31, 2011, decreased $731,000 or 4.1% to $17.0 million from $17.7 million from the same period in 2010.

Balance Sheet

Total assets decreased $34.7 million, or 6.4%, to $510.1 million at March 31, 2011, from $544.8 million at June 30, 2010.  The decrease is primarily attributable to the Company's limited growth in order to maximize regulatory capital ratios prior to the stock offering.

Cash and due from banks. Cash and due from banks increased $29.8 million, or 90.6% to $62.6 million at March 31, 2011 from $32.8 million at June 30, 2010. The increase was primarily related to the $23.2 million net proceeds the Company received upon completion of the Company’s initial public offering on January 25, 2011.

Securities.  Securities available for sale decreased  $9.8 million or 20.0% to $39.0 million at March 31, 2011 from $48.8 million at June 30, 2010. The decrease in this portfolio was primarily the result of sales and maturities of securities of $4.0 million and contractual repayments of $4.9 million.   Securities held-to-maturity decreased $2.0 million or 19.8% due to contractual repayments.

Loans receivable, net. Loans receivable, net decreased $47.9 million or 12.3% to $341.5 million at March 31, 2011 from $389.4 million at June 30, 2010.  The total construction loan portfolio decreased $18.1 million due to loan repayments and the transfer of construction loans to real estate owned.   Our total commercial loan real estate portfolio decreased $10.0 million as a result of our continued focus to reduce this segment of our loan portfolio.

Non-performing assets decreased $1.6 million to $33.6 million at March 31, 2011 compared to $35.2 million at June 30, 2010.  Total non-accrual loans decreased $9.7 million to $18.8 million at March 31, 2011 from $28.5 million at June 30, 2010. The following table provides information at March 31, 2011, December 31, 2010 and June 30, 2010 on non-performing assets by loan type and a total for non-performing loans, real estate owned, and total non-performing assets.

	March 31, 2011	December 31, 2010	June 30, 2010
		(In thousands)

One-to-four family residential	$ 4,727	$ 4,070	$ 3,855
Multi-family residential	-	-	-
Commercial	1,095	1,116	433
Construction	9,694	10,680	14,786
Land loans	304	100	-
Home equity	342	436	227
Automobile	61	55	97
Credit cards	54	83	64
Other	72	62	50
Commercial business loans	2,404	2,824	1,324
Total non-performing loans	18,753	19,426	20,836
Real estate owned (REO) assets	14,878	16,494	14,570
Total non-performing assets	$33,631	$35,920	$35,212

Anchor Bancorp
May 2, 2011

Deposits. Deposits decreased $13.3 million, or 3.7%, to $342.5 million at March 31, 2011 from $355.8 million at June 30, 2010.  A significant portion of the decrease was in brokered certificates of deposit which decreased $21.7 million and a $6.3 million decrease in interest-bearing demand deposits. These decreases were offset by increases in our money market accounts of $8.1 million and retail certificates of deposit of $2.5 million.

Borrowings.  FHLB advances decreased  $38.5 million, or 28.1%, to $98.4 million at March 31, 2011 from $136.9 million at June 30, 2010. The decrease reflects our continued focus on reducing our reliance on outside borrowings and our emphasis on retail deposits.

 Stockholders’ Equity. Total stockholders’ equity increased $17.4 million or 38.9% to $62.1 million at March 31, 2011 from $44.7 million at June 30, 2010.  The increase was due to net proceeds of $23.2 million generated by the Company’s public offering, offset by a net loss for the nine months ended March 31, 2011 of $4.1 million, the purchase of shares for the Employee Stock Ownership Plan (ESOP) of $1.0 million and a decrease in other accumulated comprehensive income, net of tax of $643,000.

About the Company

Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 14 full-service banking offices (including four Wal-Mart store locations) and one loan production office located within Grays Harbor, Thurston, Lewis, Pierce, Mason, and Clark counties, Washington. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions; the requirements and restrictions that have been imposed upon the Company under the Order to Cease and Desist consent order the Bank entered into with the FDIC and the Washington DFI and the possibility that the Bank will be unable to fully comply with this enforcement action which could result in the imposition of additional requirements or restrictions; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of

Anchor Bancorp
May 2, 2011

our senior management team; costs and effects of litigation, including settlements and judgments; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors  should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.  We undertake no responsibility to update or revise any forward-looking statements.

Anchor Bancorp
May 2, 2011

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (In thousands, except share data) (Unaudited)	March 31, 2011	June 30, 2010

ASSETS
Cash and due from banks	$ 62,586	$ 32,831
Investments available for sale, at fair value	39,027	48,779
Investments held to maturity, at amortized cost	8,044	10,035
Loans held for sale	581	3,947
Loans receivable, net of allowance for loan losses of $7,775
and $16,788	341,488	389,411
Bank owned life insurance	17,443	16,920
Accrued interest receivable	1,852	2,158
Real estate owned	14,878	14,570
Federal Home Loan Bank (“FHLB”) of Seattle stock, at cost	6,510	6,510
Premises and equipment, net	13,299	14,435
Federal income tax receivable	2,277	2,336
Deferred tax asset, net	728	373
Prepaid expenses and other assets	1,418	2,524
Total assets	$510,131	$544,829

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$ 31,241	$ 28,718
Interest-bearing	311,218	327,070
Total deposits	342,459	355,788
FHLB advances	98,400	136,900
Advance payments by borrowers for taxes and insurance	2,278	1,423
Supplemental Executive Retirement Plan liability	1,911	1,939
Accounts payable and other liabilities	2,948	4,109
Total liabilities	447,996	500,159

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY Preferred stock, $.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	-	-
Common stock, $.01 par value per share; authorized 45,000,000
Shares; issued and outstanding 2,550,000 shares at
March 31, 2011 and 0 shares at June 30, 2010	25	-
Additional paid-in capital	23,215	-
Retained earnings, substantially restricted	38,154	42,278
Unearned Employee stock ownership plan (ESOP) shares	(1,008)	-

Accumulated other comprehensive income, net of tax	1,749	2,392
Total stockholders’ equity	62,135	44,670
Total liabilities and stockholders’ equity	$510,131	$544,829

Anchor Bancorp
May 2, 2011

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENT OF OPERATIONS (Dollars in thousands, except share data) (Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Interest income:
Loans receivable, including fees	$5,613	$7,145	$17,963	$22,292
Investments in US Government Securities	85	85	259	315
Mortgage-backed securities	503	683	1,659	2,354
Total interest income	6,201	7,913	19,881	24,961

Interest expense:
Deposits	1,292	2,187	4,564	7,628
FHLB advances	401	1,186	1,779	4,029
Total interest expense	1,693	3,373	6,343	11,657
Net interest income before provision for loan losses	4,508	4,540	13,538	13,304
Provision for loan losses	3,608	666	5,118	2,249
Net interest income after provision for loan losses	900	3,874	8,420	11,055

Noninterest income
Deposit service fees	503	632	1,767	2,052
Other deposit fees	211	209	642	602
Gain on sale of investments	217	217	750	700
Loan fees	-	-	135	25
Gain on sale of loans	(14)	67	174	896
Other income	308	388	979	943
Total noninterest income	1,225	1,513	4,447	5,218

Noninterest expense
Compensation and benefits	2,077	2,217	6,406	6,588
General and administrative expenses	1,019	1,134	3,489	3,664
Real estate owned impairment	759	611	2,046	1,959
Federal Deposit Insurance Corporation (“FDIC”) insurance premiums	262	300	887	1,200
Information technology	495	477	1,507	1,400
Occupancy and equipment	612	630	1,783	1,927
Deposit services	172	232	517	693
Marketing	131	103	406	317
Loss on sale of premises and equipment	-	-	168	2
(Gain)loss on sale of real estate owned	(52)	9	(218)	(28)
Total noninterest expense	5,475	5,713	16,991	17,722
Loss before benefit for federal income taxes	(3,350)	(326)	(4,124)	(1,449)
Provision (benefit) for federal income tax	-	-	-	(2,957)
Net Income (loss)	$(3,350)	$(326)	$(4,124)	$1,508
Basic loss per share	$(1.36)	N/A	$(1.36)	N/A
Diluted loss per share	$(1.36)	N/A	$(1.36)	N/A

Anchor Bancorp
May 2, 2011

	March 31, 2011	Dec 31, 2010	March 31, 2010	June 30, 2010
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	(2.7)%	(0.1)%	(0.2)%	(0.8)%
Return (loss) on average equity (1)	(22.9)%	(6.96)%	(3.0)%	(10.0)%
Equity-to-average assets (3) Interest rate spread (4)	11.6% 3.67%	8.7% 3.74%	7.4% 3.90%	7.8% 3.24%
Net interest margin (5)	3.87%	3.89%	3.33%	3.47%
Efficiency ratio (6)	95.5%	96.7%	94.4%	111.8%
Average interest-earning assets to average interest- bearing-liabilities	113.8%	108.9%	109.6%	110.1%.
Other operating expenses as a percent of average total assets	4.3%	4.7%	4.0%	4.9%

CAPITAL RATIOS
Tier 1 leverage	17.6%	8.1%	7.5%	7.6%
Tier 1 risk-based	16.3%	11.1%	10.1%	10.5%
Total risk-based	11.6%	12.4%	11.4%	11.8%

ASSET QUALITY
Nonaccrual and 90 days or more past due loans as a percent of total loans Allowance for loan losses as a percent of total loans	5.4% 2.2%	5.3% 3.0%	6.7% 4.2%	5.1% 4.1%
Non-performing assets as a percent of total assets	4.6%	7.3%	8.0%	6.5%
Allowance for loan losses as a percent of non-performing loans	41.5%	56.1%	62.3%	81.3%
Net charge-offs to average outstanding loans	2.2%	2.0%	1.9%	2.3%

(1)	Net income (loss) divided by average total assets.
(2)	Net income (loss) divided by quarterly average equity.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest earning assets.
(6)	The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income and non interest income(expense)